UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Connecticut Water Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing relates to the proposed transaction between SJW Group (“SJW Group”) and Connecticut Water Service, Inc. (“Connecticut Water”) pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, among SJW Group, Hydro Sub, Inc. and Connecticut Water.

The following press release was issued by Connecticut Water on October 2, 2018.

Connecticut Water Files Definitive Proxy Materials and Mails Letter Urging Shareholders to Vote “FOR” SJW Group Transaction at Special Meeting of Shareholders on November 16, 2018

Highlights Significant Value and Benefits of Combination with SJW Group

Recommends Shareholders Vote “FOR” the SJW Group Transaction

by Phone, Internet or on the GREEN Proxy Card Today

CLINTON, Conn., October 2, 2018 – Connecticut Water Service, Inc. (NASDAQ: CTWS) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) and is mailing a letter to shareholders in connection with the Special Meeting of Connecticut Water Shareholders to vote on the previously announced transaction with SJW Group (NYSE: SJW). The Connecticut Water Service Board of Directors unanimously recommends that shareholders “go green” and vote “FOR” the proposal to approve the SJW Group merger agreement as well as all other proposals related to the SJW Group transaction on the GREEN proxy card. Importantly, not voting has the same effect as a vote against the transaction.

The Special Meeting will be held at 2:00 p.m. (Eastern Time) on November 16, 2018 at the offices of Connecticut Water, 93 West Main Street, Building 2, Clinton, CT 06413. Shareholders of record as of the close of business on September 24, 2018 will be entitled to vote at the Special Meeting.

Highlights from the letter include:

•	By going GREEN and voting “FOR” the SJW Group transaction on the GREEN proxy card, shareholders are voting to receive significant, certain, premium value of $70 per share in cash.

•	The value that Connecticut Water shareholders will receive exceeds Connecticut Water’s all-time high closing stock price prior to the announcement of the revised SJW Group agreement on August 6, 2018.

•	The combined company will operate under local leadership and local operating teams, with no changes in customer rates and no transaction-related employee layoffs.

•

The transaction creates a national pure-play water company with a continued focus on operational excellence, superior customer service, environmental stewardship as well as community investment, involvement and support.

•	Connecticut Water believes the meaningful benefits and protections for its stakeholders in the SJW Group transaction would not be available in other potential transactions.

The full text of the letter follows below:

AN IDEAL COMBINATION: CT WATER + SJW GROUP

YOUR VOTE IS IMPORTANT

GO GREEN AND VOTE “FOR” THE SJW GROUP TRANSACTION TODAY

VOTE “FOR” SIGNIFICANT, CERTAIN, PREMIUM VALUE

VOTE “FOR” SUPERIOR CUSTOMER SERVICE, LOCAL JOBS AND COMMUNITY SUPPORT

VOTE “FOR” CONTINUED INVESTMENTS IN OUR WATER SYSTEMS

October 2, 2018

Dear Fellow Shareholder,

On November 16, 2018, Connecticut Water will hold a Special Meeting of Shareholders to consider the previously announced acquisition of our company by SJW Group for $70 per share in cash. The Connecticut Water Service Board of Directors is confident that this transaction is in the best interests of all Connecticut Water shareholders as well as those of our employees and the customers and communities we serve.

Please go green and vote “FOR” the proposal to approve the SJW Group merger agreement as well as all other proposals included on the enclosed GREEN proxy card today. Through this combination, we will deliver significant value to our shareholders and create many exciting benefits for our customers, employees and communities.

Your vote is important no matter how many or how few shares you own, and not voting the GREEN proxy card is the same as voting against the SJW Group transaction. Please also keep in mind that the Special Meeting is simply about whether you support the combination with SJW Group and the benefits it will provide; it is unrelated to Eversource Energy and its unsolicited proposal, which we have previously rejected.

A COMPELLING TRANSACTION THAT DELIVERS FULL VALUE FOR CONNECTICUT

WATER SHAREHOLDERS

Under the terms of our agreement with SJW Group, you will receive $70 in cash for each share of Connecticut Water common stock you own. This all-cash consideration represents significant, certain, premium value for your shares. Indeed, it:

•	Delivers a significant 33% premium to Connecticut Water’s unaffected closing stock price on March 14, 2018 (the last trading day before our original transaction with SJW Group was announced);

•

Exceeds our all-time high closing stock price (prior to the announcement of the revised SJW Group agreement on August 6, 2018) of $69.16. Notably, before announcing the original agreement with SJW Group in March, Connecticut Water had never closed above $63.55 per share; and

•

Reflects a highly attractive Price-to-Earnings (P/E) multiple of 30.1x Connecticut Water’s earnings per share in 2018E. The consideration you are receiving for the transaction with SJW Group is at or exceeds the top end of valuation metrics for comparable transactions.[1]

1 Reflects implied P/E multiples based on the acquired companies’ equity value and projected next 12 months’ earnings for selected predominately regulated utility transactions announced in the last three years. Source: CapitalIQ, FactSet, public filings, investor presentations.

The SJW Group $70.00/Share Acquisition Delivers

Compelling Value to Connecticut Water Shareholders

Note: Three-year historical stock price from pre-SJW acquisition announcement date of August 6, 2018. Source: CapitalIQ.

MEANINGFUL BENEFITS FOR OUR CUSTOMERS, EMPLOYEES AND COMMUNITIES

In addition to providing significant value to Connecticut Water shareholders, the agreement with SJW Group provides important commitments and benefits to our customers, employees and communities. These commitments and benefits are distinct from many other acquisition transactions, reflect our understanding of the water business and demonstrate the strong commitment that SJW Group has to Connecticut Water and our stakeholders.

New national leader with scale and strength to invest and grow: With SJW Group, we are partnering to create a new leading, national, pure-play water company with a focus on customer service, reliability, environmental stewardship and employee growth and development. The combined company will be the 3rd largest investor-owned water and wastewater utility in the U.S. based on enterprise value and rate base, serving more than 1.5 million people with approximately 700 employees. Our enhanced growth platform will reflect our increased scale, geographic diversity and strong financial foundation, including a credit profile expected to be consistent with at least an “A-” rating. We will have the expertise and the strength to continue making important investments in our local water system infrastructure, superior service levels, reliability and capital returns.

No change in customer rates: There will be no change in customer rates as a result of the transaction. Our operating companies, including Connecticut Water, Maine Water, Avon Water and Heritage Village Water, will all continue to be subject to oversight by their respective state regulatory commissions for rates and quality of service. The combined company is expected to be able to leverage economies of scale to manage costs and deliver benefits for our customers going forward while maintaining commitments to employees and the environment.

Best-in-class customer service: Connecticut Water has customer satisfaction rankings that consistently exceed 90%.2 For SJW Group, delivering safe, clean drinking water is also a top priority, and you can expect us to continue our superior customer service record well into the future after our transaction has closed.

No transaction-related layoffs: There will be no layoffs as a result of our agreement – jobs will be protected in the SJW Group transaction. Each of our operating utilities and their customers will continue to be supported locally by the existing team of experienced, dedicated water professionals and leaders. This means Connecticut Water, Maine Water, Avon Water and Heritage Village Water customers can continue to count on the people they know and trust, and employees can continue to count on a leadership team who values their work and service.

Local headquarters, local leadership, local operating teams and local brand names: We are pleased that our New England headquarters as well as our leadership team will remain in Clinton, CT, with our current President and CEO, David Benoit, serving as President of the New England Region. In addition, the SJW Group Board of Directors will be expanded to include two current members of the Connecticut Water Service Board. This reflects SJW Group’s belief in our company and its desire to further bolster the board’s expertise in the New England market.

We will continue to operate as Connecticut Water Service, Inc., and each of the Company’s current operating subsidiaries will continue to operate under their existing brand names.

Community investment, involvement and support: In addition to retaining our dedicated employee teams, we will maintain strong community ties and participation in community events and organizations. We will continue to support economic development with investments in growth, safety and reliability. In addition, the combined company will honor commitments for approximately $200 million of annual capital investments across the combined operations, including a new surface water treatment facility in Biddeford, ME.

VIGOROUS NEGOTIATIONS, ROBUST GO-SHOP PROCESS,

NUMEROUS ENGAGEMENT EFFORTS

The shareholder value and stakeholder benefits created by the SJW Group transaction are the product of vigorous negotiations by your Board. These negotiations resulted in Connecticut Water obtaining three significant price increases over SJW Group’s initial proposal as well as meaningful stakeholder benefits that exceed commitments typical of other acquisition transactions.

To provide Connecticut Water shareholders with absolute confidence that the SJW Group agreement provides the most value for Connecticut Water shareholders, your Board conducted a robust go-shop process. During the 45-day go-shop period, Connecticut Water, with the assistance of its independent financial advisors, directly contacted more than 50 parties, including more than 20 water and regulated utilities and more than 30 financial sponsors, to determine their interest in exploring a potential transaction with Connecticut Water. No superior proposals or indications of interest were received.

We note that Eversource was among the parties invited to participate in our go-shop process. Eversource declined to do so. We have also tried to engage with Eversource to determine if there were any paths superior to the SJW Group agreement. Despite our efforts, Eversource has only reiterated its inadequate, below-market $64 per share proposal.

2 Based on customer surveys conducted by an independent research firm.

VOTE FOR SIGNIFICANT VALUE, RELIABLE SERVICE

AND A COMMITMENT TO JOBS AND COMMUNITIES

VOTE “FOR” THE SJW GROUP TRANSACTION TODAY

The $70 per share cash consideration in the SJW Group agreement delivers significant, certain, premium value to our shareholders that exceeds our all-time high closing stock price.

We know that many Connecticut Water shareholders are also our employees, our customers and members of the communities we serve, and we evaluated the SJW Group agreement – as well as other opportunities – with these factors in mind. The SJW Group agreement recognizes the unique responsibility we have to our stakeholders as a local water utility company with a focus on public health and service, and we are pleased to have reached an agreement that delivers on these considerations.

We believe the meaningful benefits and protections for our stakeholders in the SJW Group agreement would not be available in other transactions, including an acquisition by Eversource, given its history of layoffs, extended service outages and well-documented record of poor service.

By going green and voting “FOR” the SJW Group transaction on the GREEN proxy card, you are voting to receive significant, certain, premium value of $70 per share in cash. You are also voting “FOR” stakeholder benefits that we believe are fundamental to being a successful utility company.

SJW Group and Connecticut Water are an ideal combination. Accordingly, we urge you to vote TODAY “FOR” the proposals related to the SJW Group transaction by phone, Internet or by returning the enclosed proxy card in the postage paid envelope provided.

Connecticut Water shareholders are advised to take no action in response to ANY materials they may receive from Eversource and to DISCARD ALL BLUE proxy cards upon receipt.

On behalf of the Connecticut Water Service Board of Directors, thank you for your continued support of Connecticut Water.

Sincerely,

Carol P. Wallace

Chairman, Connecticut Water Service, Inc. Board of Directors

Connecticut Water shareholders who have questions or would like additional information should contact Connecticut Water’s proxy solicitors: Morrow Sodali, toll-free at (800) 662-5200 or by email at CTWS@morrowsodali.com, or MacKenzie Partners, toll-free at (800) 322-2885 or by email at CTWS@mackenziepartners.com.

To learn more about Connecticut Water’s transaction with SJW Group and the substantial value and significant benefits it will provide, shareholders are encouraged to visit www.sjw-ctws.com.

About CTWS

CTWS is a publicly traded holding company headquartered in Clinton, Connecticut. CTWS is the parent company of The Connecticut Water Company, The Maine Water Company, The Avon Water Company, and The Heritage Village Water Company. Together, these subsidiaries provide water service to more than 450,000 people in Connecticut and Maine, and wastewater service to more than 10,000 people in Connecticut.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approval from the shareholders of Connecticut Water for the transaction is not obtained; (2) the risk that the regulatory approvals required for the transaction are not obtained, on the terms expected or on the anticipated schedule; (3) the effect of water, utility, environmental and other governmental policies and regulations; (4) litigation relating to the transaction; (5) the ability of the parties to the transaction to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction; (7) changes in demand for water and other products and services of Connecticut Water; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect Connecticut Water’s facilities, operations, financial condition, results of operations, and reputation; (10) risks that the proposed transaction disrupts the current plans and operations of Connecticut Water; (11) potential difficulties in employee retention as a result of the proposed transaction; (12) unexpected costs, charges or expenses resulting from the transaction; (13) the effect of the announcement or pendency of the proposed transaction on Connecticut Water’s business relationships, operating results, and business generally, including, without limitation, competitive responses to the proposed transaction; (14) risks related to diverting management’s attention from ongoing business operations of Connecticut Water; (15) the trading price of Connecticut Water’s common stock; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Connecticut Water’s overall business and financial condition, including those more fully described in Connecticut Water’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its annual report on Form 10-K for the fiscal year ended December 31, 2017 and its quarterly report on Form 10-Q for the period ended June 30, 2018. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Connecticut Water nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication relates to the proposed acquisition of Connecticut Water by SJW Group. In connection with the proposed transaction, on October 2, 2018, Connecticut Water filed a definitive proxy statement on Schedule 14A and the accompanying GREEN proxy card with the SEC. SHAREHOLDERS OF CONNECTICUT WATER ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a copy of the definitive proxy statement and the other documents filed by Connecticut Water with the SEC free of charge at the SEC’s web site, http://www.sec.gov, and shareholders of Connecticut Water will also be able to obtain transaction-related documents free of charge by directing a request to Connecticut Water’s Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985.

Participants in Solicitation

SJW Group and its directors and executive officers, and Connecticut Water and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Connecticut Water’s common stock in respect of the proposed transaction. Information about the directors and executive officers of SJW Group is set forth in the proxy statement for SJW Group’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 6, 2018. Information about the directors and executive officers of Connecticut Water is set forth in the proxy statement for Connecticut Water’s 2018 Annual Meeting of Shareholders, which was filed with the SEC on April 6, 2018. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the proposed transaction, which was filed on October 2, 2018, and other relevant materials filed with the SEC regarding the proposed transaction.

Connecticut Water Contacts

Daniel J. Meaney, APR

Director, Corporate Communications

(860) 664-6016

dmeaney@ctwater.com

Investors

Mike Verrechia / Bill Dooley

Morrow Sodali, LLC

(800) 662-5200

CTWS@morrowsodali.com

Dan Burch / Laurie Connell

MacKenzie Partners, Inc.

(800) 322-2885

CTWS@mackenziepartners.com

Media

Joele Frank, Wilkinson Brimmer Katcher

Barrett Golden / Joseph Sala

(212) 355-4449